Exhibit 99.1

Wedbush Securities Inc.

600 Montgomery Street

29th Floor

San Francisco, CA 94111

July 7, 2023

Board of Directors

Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

We hereby consent to the inclusion of our opinion letter, dated June 15, 2023, to the Board of Directors of Surface Oncology, Inc. (the “Company”), as Annex C to, and the references to such opinion letter under the headings “Risk Factors – Risks Related to the Mergers”, “The Mergers – Background of the Mergers” and “The Mergers – Opinion of Surface’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed mergers involving the Company and Coherus BioSciences, Inc. (“Coherus”), which proxy statement/prospectus a part of the Registration Statement on Form S-4 of Coherus (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Wedbush Securities Inc.

By:	/s/ Benjamin Davey
Benjamin Davey
Managing Director, Head of ECM

July 7, 2023